Exhibit 99

October 24, 2012

Phoenix, Arizona

Knight Transportation Reports Revenue and Net Income for the Third Quarter Ended September 30, 2012

Knight Transportation, Inc. (NYSE: KNX), one of North America’s largest and most diversified truckload transportation companies, today reported revenue and net income for the third quarter ended September 30, 2012.

For the quarter, total revenue increased 4.8% to $237.9 million from $227.1 million in the third quarter of 2011.  Revenue before fuel surcharge increased 5.0% to $192.6 million compared to $183.4 million in the same period of 2011.  Net income for the quarter was $16.6 million, or $0.21 per diluted share, compared to $16.6 million, or $0.21 per diluted share, in the third quarter of 2011.

Key financial results for the third quarter were as follows:

	Three Months Ended September 30, (dollars in thousands, except per share data)
	2012	2011	% Change
Total revenue	$237,933	$227,143	4.8%
Revenue, excluding trucking fuel surcharge	$192,550	$183,436	5.0%
Income from operations	$27,767	$27,705	0.2%
Net income	$16,584	$16,563	0.1%
Earnings per diluted share	$0.21	$0.21	0.4%

Year-to-date, total revenue increased 8.0% to $693.7 million from $642.1 million for the nine-month period in 2011.  Revenue before fuel surcharge increased 7.9% to $557.0 million compared to $516.3 million in the same period of 2011.  Net income increased to $46.4 million, or $0.58 per diluted share, from $42.8 million, or $0.52 per diluted share, in the 2011 nine-month period.  The first quarter of 2012 included a $4.0 million pretax non-cash stock compensation charge ($3.9 million after tax) relating to the accelerated vesting of certain stock options that had been issued prior to 2009.  Excluding the non-cash charge, year-to-date net income would have increased 17.6% to $50.3 million, or $0.63 per diluted share, a 21.4% increase, when compared to the same period in 2011.

The company previously announced a quarterly cash dividend of $0.06 per share to shareholders of record on September 7, 2012, paid on September 28, 2012.

Chairman and Chief Executive Officer, Kevin P. Knight, offered the following comments:

“The third quarter of 2012 proved to be more challenging than expected due primarily to eleven consecutive weeks of escalating fuel prices and a slowing economy that yielded seasonally weak freight demand.  Despite the difficult environment, we continued to grow our top line revenue.  Our average revenue per total mile (excluding fuel surcharges) increased 0.9% in the third quarter, when compared to the same period last year, while our length of haul increased by 0.8%.  Our average revenue per tractor (excluding fuel surcharges) declined 2.5% due to lower utilization, which was a result of lower demand and additional tractor count.”

The following chart reflects the year-over-year operating ratio comparison and revenue growth (excluding trucking fuel surcharge revenue) for each of our businesses for the third quarter of 2012 and 2011.

	Operating ratios(1)		Revenue growth (excluding trucking fuel surcharge)
	2012	2011
Dry van	82.7%	82.4%	4.0%
Refrigerated	88.6%	85.4%	-2.3%
Port and Rail Services	87.3%	89.7%	14.7%
Asset based operations	84.1%	83.4%	3.5%

Brokerage	92.9%	94.4%	1.1%
Intermodal	96.4%	103.5%	46.3%
Other	96.9%	89.9%	34.0%
Non-asset based operations	94.5%	94.9%	14.8%

Consolidated	85.6%	84.9%	5.0%

(1)  Operating ratio is defined as total operating expenses, net of trucking fuel surcharge, as a percentage of revenue before trucking fuel surcharge.

Kevin Knight further commented, “Given the challenging environment, we are generally pleased with the efforts in our asset-based businesses.  Most notably, our dry van business continued to produce a low 80’s operating ratio while growing revenue and our port and rail services business continued to improve their operating ratio also while growing revenue on a year over year basis.  The results of our refrigerated business, however, came in below our expectations for the quarter.  Our operational discipline enabled us to maintain our non-paid empty mile percent at 10.7% from a year ago despite the challenging freight market.

“Operating income in our brokerage business increased by 29.7% as a result of improved margins and operational efficiencies. We continue to be pleased with the growth we have seen in our intermodal service offering, which again operated profitably for the quarter while growing revenue at a rate of 46.3% compared to last year.

“The DOE national average diesel fuel price increased $0.40 from the start of the third quarter to the end of the third quarter and was up 2.5% when compared to the same period last year.  Particularly challenging was that this significant increase came following twelve consecutive weeks of decreasing fuel prices in the second quarter of 2012.  This type of rapid increase in fuel prices has an immediate negative impact on earnings.  We continue to work through our initiatives to improve our fuel efficiency, such as, improving the driving behavior of our driving associates, updating our fleet with more fuel efficient post-2010 EPA emission compliant engines, installing aerodynamic devices on our tractors, and equipping our trailers with trailer blades.

“The driver market remains tight and attracting and retaining a sufficient number of qualified driving associates continues to be a concern for the industry.  In such an environment we continue to benefit by leveraging our decentralized model and the advantages it provides us with driving associates.  As a result, our driver turnover has been trending favorably and is well below what we understand to be the industry average.

“Our combined fleet finished the quarter with 4,194 tractors compared to 3,939 last year, an increase of 255 tractors or 6.5%.  This includes owner-operators, which grew 10.8% from 454 tractors to 503 tractors in the third quarter this year.  We invested $29.4 million of net capital expenditures in the third quarter, as our tractor fleet remains one of the most modern fleets in the industry with an average age of 1.8 years.  Our gain on sale increased to $2.1 million in the third quarter of 2012 from $1.8 million in the third quarter of 2011.

“We have returned $178.4 million to our shareholders in the form of quarterly dividends and stock repurchases over the twenty-four-month period ending September 30, 2012.  We did not repurchase any shares in the third quarter of 2012.  We ended the quarter with $8.2 million of cash, $45.0 million of borrowing under our unsecured revolving credit agreement, and $517.1 million of shareholders' equity.

“Acquisitions and investments continue to be part of our growth strategy, and we continue to evaluate strategic opportunities to enhance the returns for our shareholders over time.

“On September 12, 2012 Knight Transportation and Knight Refrigerated were recognized by the American Trucking Association at the 2012 Safety & Human Resources National Conference for their safety achievements. Knight Transportation received the second place award for Industrial Safety in the Over 1000 Employee category. This is the second consecutive year that Knight Transportation has been recognized for excellence in the Industrial Safety category. The employees of Knight Refrigerated were recognized for their safety achievements, winning 1st place for Fleet Safety in the 50 - 100 Million Mile Fleet category. This was also the second consecutive year that Knight Refrigerated was awarded first place in the Fleet Safety category. Knight is grateful for the safety contributions of all employees and particularly to the commitment of our driving associates to safe driving.  Knight Transportation was also recently awarded the 2012 SmartWay Excellence Award for achievements in moving freight more efficiently while reducing carbon dioxide and other emissions.  Knight Transportation remains committed to reducing freight transportation emissions through technological innovation.”

The company will hold a conference call on October 24, 2012, at 4:30 PM EDT, to further discuss its results of operations for the quarter ended September 30, 2012. The dial in number for this conference call is 1-855-733-9163. Slides to accompany this call will be posted on the company’s website and will be available to download prior to the scheduled conference time.  To view the presentation, please visit http://investors.knighttrans.com/events, “Third Quarter 2012 Conference Call Presentation.”

Knight Transportation, Inc. is a provider of multiple truckload transportation services using a nationwide network of service centers in the U.S. to serve customers throughout North America.  In addition to operating one of the country’s largest tractor fleets, Knight also partners with third-party equipment providers to provide a broad range of truckload services to its customers while creating quality driving jobs for our driving associates and successful business opportunities for owner-operators.

INCOME STATEMENT DATA:	Three Months Ended September 30,		Nine Months Ended September 30,
	(Unaudited, in thousands, except per share amounts)

	2012	2011	2012	2011
REVENUE:
Revenue, before fuel surcharge	$192,550	$183,436	$556,987	$516,285
Fuel surcharge	45,383	43,707	136,746	125,814
TOTAL REVENUE	237,933	227,143	693,733	642,099

OPERATING EXPENSES:
Salaries, wages and benefits	58,175	55,428	178,220	162,219
Fuel expense - gross	59,474	59,726	173,398	169,503
Operations and maintenance	16,107	13,725	44,921	40,312
Insurance and claims	7,783	8,012	23,709	23,027
Operating taxes and licenses	3,929	3,634	12,004	11,239
Communications	1,206	1,376	3,873	4,097
Depreciation and amortization	21,825	19,115	63,130	55,941
Purchased transportation	39,090	35,304	107,014	95,544
Miscellaneous operating expenses	2,577	3,118	7,761	9,430
	210,166	199,438	614,030	571,312
Income From Operations	27,767	27,705	79,703	70,787

Interest income	96	130	317	937
Interest expense	(115)	(49)	(357)	(49)
Other income	36	(1)	430	7
Income before income taxes	27,784	27,785	80,093	71,682
INCOME TAXES	11,114	11,115	33,394	28,680
Net Income	16,670	16,670	46,699	43,002
Net income attributable to noncontrolling interest	(86)	(107)	(281)	(224)
NET INCOME ATTRIBUTABLE TO KNIGHT TRANSPORTATION	$16,584	$16,563	$46,418	$42,778
Net Income Per Share
- Basic	$0.21	$0.21	$0.58	$0.52
- Diluted	$0.21	$0.21	$0.58	$0.52
Weighted Average Shares Outstanding
- Basic	79,726	79,895	79,648	82,136
- Diluted	79,970	80,212	80,015	82,621

BALANCE SHEET DATA:
	09/30/12	12/31/11
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$8,231	$9,584
Accounts receivable, net	107,082	101,319
Notes receivable, net	894	1,034
Related party notes and interest receivable	2,814	2,868
Prepaid expenses	19,670	10,131
Assets held for sale	17,860	19,416
Other current assets	12,809	9,605
Income tax receivable	-	3,821
Current deferred tax asset	2,361	2,319
Total Current Assets	171,721	160,097

Property and equipment, net	576,074	547,033
Notes receivable, long-term	3,532	3,987
Goodwill	10,281	10,295
Other assets and restricted cash	18,330	16,171
Total Assets	$779,938	$737,583

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$18,360	$14,322
Accrued payroll and purchased transportation	11,702	9,096
Accrued liabilities	18,727	13,645
Claims accrual - current portion	14,700	12,875
Dividend payable - current portion	96	77
Total Current Liabilities	63,585	50,015

Claims accrual - long-term portion	9,112	8,693
Long-term dividend payable & other liabilities	2,250	1,457
Deferred income taxes	142,601	145,668
Long-term debt	45,000	55,000
Total Long-term Liabilities	198,963	210,818

Total Liabilities	262,548	260,833

Common stock	797	794
Additional paid-in capital	142,078	132,723
Accumulated other comprehensive loss	(277)	(448)
Retained earnings	374,550	343,290
Total Knight Transportation Shareholders' Equity	517,148	476,359
Noncontrolling interest	242	391
Total Shareholders' Equity	517,390	476,750
Total Liabilities and Shareholders' Equity	$779,938	$737,583

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	% Change	2012	2011	% Change
	(Unaudited)			(Unaudited)

OPERATING STATISTICS

Average Revenue Per Tractor*	$39,811	$40,823	-2.5%	$119,331	$117,079	1.9%

Non-paid Empty Mile Percent	10.7%	10.7%	0.0%	10.5%	10.6%	-0.9%

Average Length of Haul	484	480	0.8%	483	490	-1.4%

Operating Ratio**	85.6%	84.9%		85.0%	86.3%

Average Tractors - Total	4,158	3,919		4,069	3,890

Tractors - End of Quarter:
Company	3,691	3,485		3,691	3,485
Owner - Operator	503	454		503	454
	4,194	3,939		4,194	3,939

Trailers - End of Quarter	9,379	8,951		9,379	8,951

Net Capital Expenditures (in thousands)	$29,428	$64,107		$85,902	$97,981

Adjusted Cash Flow From Operations Excluding Change in Short-term Investments (in thousands) ***	$44,268	$32,501		$106,678	$97,977

* Includes dry van, refrigerated, and port services revenue excluding fuel surcharge, brokerage revenue, intermodal revenue, and other revenue.

** Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue before fuel surcharge. Operating ratio reported for the nine months ending September 30, 2012 is based upon total operating expenses, excluding the first quarter 2012 one time non-cash stock compensation charge of $4 million related to the accelerated vesting of certain stock options issued prior to 2009, and net of fuel surcharge, as a percentage of revenue before fuel surcharge. We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

*** No adjustment was made to the nine-month period ended September 30, 2012 adjusted cash flow from operations of $106,678 as there was no change in short-term trading investments. Adjusted cash flow from operations of $97,977 for the prior year nine-month period ended September 30, 2011 does not include $24,379 decrease in short-term trading investments. This reconciling item is needed to tie back to cash flow from operations.

In the press release, we provided adjusted cash flow from operations excluding changes in short-term investments.  The exclusion of the change in short-term investments is not in accordance with generally accepted accounting principles in the United States ("GAAP").  This non-GAAP financial measure is intended to supplement, but not substitute for, the most directly comparable GAAP measure.  We believe that the non-GAAP financial measure provides meaningful information to assist investors and analysts in understanding our financial results because it excludes an item that may not be indicative or is unrelated to our core operating results.  However, because non-GAAP financial measures are not standardized, investors are strongly encouraged to review our financial statements and publicly filed reports in their entirety and not rely on any single financial measure. A reconciliation to the most closely-related GAAP measure is provided in the preceding paragraph.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contacts

Knight Transportation, Inc.
Dave Jackson, 602-269-2000
President

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